UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GeoEye, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-2759725
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2325 Dulles Corner Boulevard Herndon, VA	20171
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

Reference is hereby made to the Registration Statement on Form 8-A filed by GeoEye, Inc., a Delaware corporation (“Company”), with the U.S. Securities and Exchange Commission (“SEC”) on June 9, 2011 (“Registration Statement”), relating to the Rights Agreement, dated as of June 8, 2011 (“Original Rights Agreement”), and the Form 8-A/A filed by the Company with the SEC on December 12, 2011 relating to the Rights Agreement Amendment, dated as of December 9, 2011 (the “First Amendment” and together with the Original Rights Agreement, as amended from time to time, the “Rights Agreement”), between the Company and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), now known as Computershare Shareowner Services, LLC, as Rights Agent. Such Registration Statement is hereby incorporated by reference herein.

On February 9, 2012, the Company entered into the second amendment to the Original Rights Agreement (“Second Amendment”). The following is a summary of the Second Amendment and certain provisions of the Rights Agreement, as amended by the Second Amendment. The following summary is qualified in its entirety by the full text of the Second Amendment, which is attached hereto as Exhibit 4, and the full text of the Original Rights Agreement and the First Amendment, which are attached hereto as Exhibits 1 and 3, respectively, each of which is hereby incorporated herein by reference.

The Original Rights Agreement provided that, subject to certain exceptions, an Acquiring Person (as defined in the Original Rights Agreement) is any person or group of affiliated or associated persons having Beneficial Ownership (as defined in the Original Rights Agreement) of 20% or more of the outstanding shares of common stock, par value $0.01 per share (“Common Stock”) of the Company. The First Amendment increased to 25% (from 20%) the percentage of the Company’s outstanding Common Stock that a person or group of affiliated or associated persons may beneficially own before becoming an Acquiring Person (as defined in the Rights Agreement). The Second Amendment increases to 30% (from 25%) the percentage of the Company’s outstanding Common Stock that a person or group of affiliated or associated persons may beneficially own before becoming an Acquiring Person.

Item 2.	Exhibits.

1.	Rights Agreement, dated as of June 8, 2011, between GeoEye, Inc. and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), which includes the Form of Certificate of Designations of Series B Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, dated June 8, 2011).

2.	Press Release of GeoEye, Inc., dated June 8, 2011 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K, dated June 8, 2011).

3.	Rights Agreement Amendment, dated as of December 9, 2011, between GeoEye, Inc. and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, dated December 9, 2011).

4.	Rights Agreement Second Amendment, dated as of February 9, 2012, between GeoEye, Inc. and Computershare Shareowner Services, LLC (f/k/a Mellon Investor Services LLC) (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, dated February 13, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GeoEye, Inc.
Date: February 13, 2012	/s/ William L. Warren
William L. Warren Executive Vice President, General Counsel and Corporate Secretary